Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on October 29, 2014
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Third Quarter 2014 Earnings:
Net Income Increased 63%
Operating Income Increased 81%
Dividend Increased 8% to $0.14 per Share

Branchville, NJ – October 29, 2014 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the third quarter ended September 30, 2014. Net income per diluted share was up 63% to $0.93 from $0.57 in 2013, and operating income1 per diluted share was up 81% to $0.76 from $0.42 in the third quarter 2013. Selective’s Board of Directors approved an 8% increase in the quarterly cash dividend, to $0.14 from $0.13 per share, which will be payable December 1, 2014 to stockholders of record as of November 14, 2014.

“We posted excellent third quarter results,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “The overall statutory combined ratio of 91.5%, coupled with after-tax net investment income growth of 5%, generated strong operating income per diluted share growth of 81% to $0.76. Three years ago, we established a plan to achieve a statutory combined ratio, excluding catastrophes, of 92% for 2014. With a nine-month statutory combined ratio, excluding catastrophes, of 91.8%, we are confident in our ability to reach our goal. As a result of our consistently improving profitability, the Board of Directors has approved an 8% quarterly dividend increase to $0.14 per share.

“Overall net premiums written grew 0.5% due to renewal pure price increases of 5.4% and strong retention of 82%. Excluding the impact of our Self-Insured Group business, which was sold in the first quarter of 2014, net premiums written increased 6% in the third quarter. The overall statutory combined ratio, excluding catastrophes, was 90.3%,” said Murphy.

“Standard Commercial Lines renewal pure price increased 5.3% in the quarter. For several years we have earned rate above loss inflation trends and at higher levels than the industry,” said Murphy. “Retention remained strong at 83% and the statutory combined ratio, excluding catastrophes, was 89.9%, 5 points better than the third quarter last year.

“Our standard Personal Lines renewal pure price increased 6.8% and the statutory combined ratio, excluding catastrophes, was 86.7%. Net premiums written declined 2% due to our strategic non-renewal of dwelling fire business and reduction in monoline homeowners,” continued Murphy.

“Growth in our Excess and Surplus Lines was very strong again this quarter with net premiums written up 11% due to a 10% increase in new business,” said Murphy. “The statutory combined ratio was 102.9%, including $4 million, or 11.1 points, of casualty reserve strengthening.

“After-tax investment income increased 5% to $26 million. The overall annualized after-tax portfolio yield was 2.2%, flat compared to the third quarter last year. The after-tax yield on fixed income securities was 2.2% compared to 2.3% in the third quarter of 2013. Year to date, our fixed income purchases have been running at an average after-tax yield of 2.1%, while maturities, disposals and sales had an average after-tax yield of 2.3%,” concluded Murphy.

Highlights for third quarter 2014 compared to third quarter 2013:

-	Net income was $53.2 million, or $0.93 per diluted share, compared to $32.7 million, or $0.57 per diluted share;
-	Operating income1 was $43.3 million, or $0.76 per diluted share, compared to $23.9 million, or $0.42 per diluted share;
-	Combined ratio: GAAP: 92.6% compared to 97.7%; Statutory: 91.5% compared to 96.3%;
-	Total net premiums written (NPW) were $495.1 million compared to $492.7 million:
	o	Standard Commercial Lines NPW were $376.4 million compared to $376.4 million;
	o	Standard Personal Lines NPW were $79.1 million compared to $80.8 million;
	o	Excess and Surplus Lines NPW were $39.6 million compared to $35.5 million;
-	Catastrophe losses, pre-tax, were $5.4 million, or 1.2 points on the statutory combined ratio, compared to $11.9 million, or 2.7 points;
-	Non-catastrophe property losses, pre-tax, were $60.4 million, or 13.0 points, compared to $57.5 million, or 13.1 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $8.0 million, or 1.7 points, compared to $3.5 million, or 0.8 points;
-	Net investment income, after tax, was $25.8 million compared to $24.5 million; and
-	Total revenue was $515.4 million compared to $486.8 million.

Highlights for nine months ended September 30, 2014 compared to nine months ended September 30, 2013:

-	Net income was $100.5 million, or $1.75 per diluted share, compared to $81.1 million, or $1.43 per diluted share;
-	Operating income1 was $82.9 million, or $1.44 per diluted share, compared to $67.8 million, or $1.20 per diluted share;
-	Combined ratio: GAAP: 97.1% compared to 97.9%; Statutory: 96.6% compared to 96.9%;
-	Total NPW were $1,451.7 million compared to $1,405.0 million:

	o	Standard Commercial Lines NPW were $1,119.6 million compared to $1,080.2 million;
	o	Standard Personal Lines NPW were $224.6 million compared to $228.2 million;
	o	Excess and Surplus Lines NPW were $107.5 million compared to $96.6 million;
-	Catastrophe losses, pre-tax, were $66.9 million, or 4.8 points on the statutory combined ratio, compared to $33.1 million, or 2.6 points;
-	Non-catastrophe property losses, pre-tax, were $224.8 million, or 16.3 points, compared to $173.3 million, or 13.5 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $39.5 million, or 2.9 points, compared to $7.0 million, or 0.5 points;
-
Income of $8.0 million, pre-tax, was generated from the sale of the renewal rights of our Self-Insured Group book of pooled entity business in the first quarter of 2014, which reduced the statutory combined ratio by 0.6 points;

-	Net investment income, after tax, was $79.7 million compared to $75.0 million; and
-	Total revenue was $1.5 billion compared to $1.4 billion.

Balance Sheet and Guidance
At September 30, 2014, Selective’s assets were $6.6 billion and the investment portfolio was $4.8 billion. Statutory surplus was $1.3 billion, up 5% compared to December 31, 2013. Stockholders’ equity was $1.3 billion, up 10% from year end 2013. Book value per share was $22.45, up from $20.63 at year end 2013. This increase reflects $1.78 in net income coupled with $0.42 in unrealized investment gains on our investment portfolio, partially offset by $0.40 in shareholders’ dividends.

Selective expects to generate a full-year statutory combined ratio of 92%, excluding catastrophes and any additional prior year casualty reserve development. Selective currently estimates 4 to 4.5 points of catastrophe losses for the year and overall renewal pure price increases of 5.5%. After-tax investment income will be approximately $105 million and weighted average shares at year end are anticipated to be approximately 57.4 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on October 30, 2014 at www.selective.com. The webcast will be available for rebroadcast until the close of business on December 1, 2014.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended September 30:	2014	2013
Net premiums written	$495,121	492,748
Net premiums earned	462,639	437,568
Net investment income earned	34,292	32,457
Net realized gains	15,231	13,431
Total revenues	515,358	486,813

Operating income	43,262	23,922
Net realized gains, net of tax	9,900	8,731
Net income	$53,162	32,653

Statutory combined ratio	91.5%	96.3%
Statutory combined ratio, excluding catastrophe losses	90.3%	93.6%
GAAP combined ratio	92.6%	97.7%

Operating income per diluted share	$0.76	0.42
Net income per diluted share	0.93	0.57
Weighted average diluted shares	57,406	56,900
Book value per share	$22.45	20.16

9 months ended September 30:	2014	2013
Net premiums written	$1,451,694	1,405,049
Net premiums earned	1,382,759	1,284,760
Net investment income earned	106,600	99,330
Net realized gains	26,988	21,940
Total revenues	1,531,278	1,415,707

Operating income	82,935	67,819
Net realized gains, net of tax	17,542	14,261
Loss on discontinued operations	—	(997)
Net income	$100,477	81,083

Statutory combined ratio	96.6%	96.9%
Statutory combined ratio, excluding catastrophe losses	91.8%	94.3%
GAAP combined ratio	97.1%	97.9%

Operating income per diluted share	$1.44	1.20
Net income per diluted share	1.75	1.43
Weighted average diluted shares	57,286	56,719
Book value per share	$22.45	20.16

*All amounts included in this release exclude intercompany transactions.